EXHIBIT 5


                          EPSTEIN BECKER & GREEN, P.C.
                                 250 Park Avenue
                          New York, New York 10177-0077




                                (212) 351-4735




                                November 4, 1997

The Board of Directors of
 American Country Holdings Inc.
222 N. LaSalle Street
Chicago, Illinois 60601

     Re: Post-Effective Amendment No. 2 to Form S-1
     Registration Statement on Form S-3
     (File No. 33-68884)

Gentlemen:

     We have acted as counsel to American Country Holdings Inc. (formerly The Western Systems Corp. and hereinafter the "Company") in connection with its filing of Post-Effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (File No. 33-68884) (the "Post-Effective Amendment") covering an aggregate of 4,583,306 shares (the "Shares") of the Company's authorized shares of Common Stock, $.01 par value, issuable upon exercise of outstanding Common Stock Purchase Warrants ("Warrants").

     As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

     On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and, when issued upon due and valid exercise the Warrants will be, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the aforesaid Post-Effective Amendment.

                                Very truly yours,


                               EPSTEIN BECKER & GREEN, P.C.


                              By: /s/ Sidney Todres
                                   ----------------------
                                  Sidney Todres